CODE OF ETHICS AND STANDARDS

OF PROFESSIONAL CONDUCT OF

THE FINANCIAL ANALYSTS FEDERATION

As amended May 9,1982

Members of the Financial Analysts Federation are obligated to conduct their professional activities in accordance with the following Code of Ethics and Standards of Professional Conduct. Disciplinary sanctions may be imposed for violation of the Code of Standards.

WHEREAS, the profession of financial analysis and investment management has evolved because of the increasing public need for competent, objective and trustworthy advice with regard to investments and financial management; and

WHEREAS, those engaged in this profession have joined together in an organization known as The Financial Analysts Federation; and

WHEREAS, despite a wide diversity of interest among analysts employed by brokers and securities dealers, investment advisers, banks, insurance companies, investment companies and trusts, pensions trusts and other institutional investors and investment entities, there are nevertheless certain fundamental standards of conduct which should be common to all engaged in the profession of financial analysis and investment management and accepted and maintained by them; and

WHEREAS, the members of The Financial Analysts Federation adopted a Code of Ethics and Standards on May 20, 1962, which have been amended from time to time; and

WHEREAS, The Financial Analysts Federation provides for individual membership in it, requires that all of its member societies adopt its Code of Ethics and Standards of Professional Conduct, and requires that all individual members comply with them;

NOW, THEREFORE, the following are the Code of Ethics and Standards of Professional Conduct of The Financial Analysts Federation:

CODE OF ETHICS

A financial analyst should conduct himself with integrity and dignity and act in an ethical manner in his dealings with the public, clients, customers, employers, employees, and fellow analysts.

A financial analyst should conduct himself and should encourage others to practice financial analysis in a professional and ethical manner that will reflect credit on himself and his profession.

A financial analyst should act with competence and should strive to maintain and improve his competence and that of others in the profession.

A financial analyst should use proper care and exercise independent professional judgment.

STANDARDS OF PROFESSIONAL CONDUCT

I. Obligation to Inform Employer of Code and Standards

The financial analyst shall inform his employer, through his direct supervisor,. that the analyst is obligated to comply with the Code of Ethics and Standards of Professional Conduct and is subject to disciplinary sanctions for violations thereof. He shall deliver a copy of the Code and Standards to his employer if the employer does not have a copy.

II. Compliance with Governing Laws and Regulations and the Code and Standards

A. Required Knowledge and Compliance

The financial analyst shall maintain knowledge of and shall comply with all applicable laws, rules and regulations of any government, governmental agency, and regulatory organization governing his professional activities, as well as with these Standards of Professional Conduct and the accompanying Code of Ethics.

B. Prohibition Against Assisting Legal and Ethical Violations

The financial analyst shall not knowingly participate in, or assist, any acts in violation of any statute or regulation governing securities matters, nor any act which would violate any provision of the Code of Ethics or the Standards of Professional Conduct.

C. Prohibition Against Use of Material Non‑Public Information

The financial analyst shall comply with all laws and regulations relating to the use of material nonpublic information. (a) If the analyst acquires such information as a result of a special or confidential relationship with the issuer, he shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, until it is publicly disseminated. (b) If the analyst is not in a special or confidential relationship with the issuer, he shall not communicate or act on material non‑public information, and shall make reasonable efforts to achieve public dissemination of such information by the issuer.

D. Responsibilities of Supervisors

A financial analyst with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to his control, to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Code of Ethics or Standards of Professional Conduct. In so doing, the analyst is entitled to rely upon reasonable procedures established by his employer.

III. Research Reports, Investment Recommendations and Actions

A. Reasonable Basis

1. The financial analyst shall exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others.

2. The financial analyst ‑ shall have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.

3. The financial analyst shall maintain appropriate records to support the reasonableness of such recommendations.

B. Research Reports

1. The financial analyst shall use reasonable judgment as to the inclusion of relevant factors in research reports.

2.   The financial analyst shall distinguish between facts and opinions in research reports.

3.   The financial analyst shall indicate the basic characteristics of the investment involved when preparing for general public distribution a research report that is not directly related to a specific portfolio or client.

C. Portfolio Investment Recommendations and Actions

The financial analyst shall, when making an investment recommendation or taking an investment action for a specific portfolio or client, consider its appropriateness and suitability for such portfolio or client. In considering such matters, the financial analyst shall take into account (a) the needs and circumstances of the client, (b) the basic characteristics of the total portfolio, and (c) the basic characteristics of the investment involved. The financial analyst shall use reasonable judgment to determine the applicable relevant factors. The financial analyst shall distinguish between facts and opinions in the presentation of investment recommendations.

D. Protection Against Plagiarism

The financial analyst shall not, when presenting material to his employer, associates, customers, clients, or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. The analyst may, however, use without acknowledgement factual information published by recognized financial and statistical reporting services or similar sources.

E. Prohibition Against Misrepresentation

The financial analyst shall not make any statements, orally or in writing, which materially misrepresent (a) the services that the analyst or his firm is capable of performing for the client, (b) the qualifications of such analyst or his firm, (c) the investment performance that the analyst or his firm has accomplished or can reasonably be expected to achieve for the client, or (d) the expected performance of any investment. The financial analyst shall not make any unsupported statement, regarding the foregoing, and shall not make any statement, orally or in writing, about any investment which guarantees or conveys any unsupported assurances, explicitly or implicitly.

F. Fair Dealing with Customers and Clients

The financial analyst shall act in a manner consistent with his obligation to deal fairly with all customers and clients when (a) disseminating investment recommendations, (b) disseminating material changes in prior investment advice, and (c) taking investment action.

IV. Priority of Transactions

The financial analyst shall conduct himself in such a manner that transactions for his customers, clients, and employer have priority over personal transactions and so that his personal transactions do not operate adversely to their interests. If an analyst decides to make a recommendation about the purchase or sale of a security, he shall give his customers, clients, and employer adequate opportunity to act on this recommendation before acting on his own behalf.

V. Disclosure of Conflicts

The financial analyst, when making investment recommendations, or taking investment actions, shall disclose to his customers and clients any material conflict of interest relating to him and any material beneficial ownership of the securities involved, which could reasonably be expected to impair his ability to render unbiased and objective advice.

The financial analyst shall disclose to his employer all matters which could reasonably be expected to interfere with his duty to the employer, or with his ability to render unbiased and objective advice.

The financial analyst shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his activities and shall comply with any prohibitions on his activities if a conflict of interest exists.

VI. Compensation

A. Disclosure of Additional Compensation Arrangements

The financial analyst shall inform his customers, clients, and employer of compensation arrangements in connection with his services to them which are in addition to compensation from them for such services.

B. Disclosure of Referral Fees

The financial analyst shall make appropriate disclosure to a prospective client or customer of any consideration paid to others for recommending his services to that prospective client or customer.

C. Duty to Employer

The financial analyst shall not undertake independent practice for compensation in competition with his employer unless he has received written consent from both his employer and the person for whom he undertakes independent employment.

VII. Relationship with Others

A. Preservation of Confidentiality

A financial analyst shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the financial analyst receives information concerning illegal activities on the part of the client.

B. Maintenance of Independence and Objectivity

The financial analyst, in relationships and contacts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

VIII. Use of Professional Designation

The qualified financial analyst may use the professional designation "Fellow of The Financial Analysts Federation," and is encouraged to do so, but only in a dignified and judicious manner. The use of the designation may be accompanied by an accurate explanation (a) of the requirements that have been met to obtain the designation and (b) of The Financial Analysts Federation.

PERSONAL INVESTMENT TRANSACTION POLICY

This policy is designed to prevent any potential conflict of interest, or even the appearance of a conflict of interest, with respect to personal transactions. Most importantly, we completely endorse the Code of Ethics and the standards of professional conduct as articulated and embraced by the Financial Analysts Federation (Exhibit B). Employees are required to put their fiduciary obligation first in all dealings, and should not benefit from positions that their clients occupy in the marketplace.

As it relates to transactions in our own or related (family) or indirect (advisory) account, we recognize that it is imperative that we be above reproach in appearance, as well as in fact. With that thought in mind, the following procedure is in effect.

1.                The following steps must be adhered to upon the purchase or sale of any equity security. This policy refers to all securities and is not limited to the securities held in our investment accounts. Transactions in securities where we own stocks for our clients are strongly discouraged. Additionally, our management of a mutual fund requires that we observe a seven‑day blackout. That is, employees are not allowed to buy or sell an equity security that is owned for our clients, seven days prior to and/or after the completion of a purchase/sale for any of our clients.

Steps to. be completed prior to transaction:

- Check for any pending trades or transactions recently completed.

- Complete the Employee Transaction Pre‑Approval Form. (Exhibit C)

- Attain written approval from the Portfolio Manager/Stock sponsor of that industry.

- Attain written approval from the Trading Department.

Steps to be completed after the transaction:

-Provide a copy of the confirmation to the Compliance Department. Confirmation should be presented as soon as it is received following the execution.

In the event that a purchase or sale of an equity security that is being utilized in our investment portfolios is desired, the following procedure is also applicable;

a.         Purchases can only be made after our investment accounts have completed their own purchase transactions, and there is no imminent trade pending.

b.         Sales can only be made after our investment accounts have completed their sales transactions, and there is not imminent trade pending.

c.         If the stock sponsor transacts in his own stocks, written documentation must be attached to the Employee Transaction Pre‑Approval Form.

2.         In addition, under any circumstances, a quarterly transaction report is to be completed by each employee, identifying the specific purchases and/or sales, date of transaction, etc., (Exhibit D) and filed with the Compliance Officer with 10 days after the end of each calendar quarter. It is strongly recommended that each person be required to direct their brokers to supply JMIC with duplicate copies of periodic statements (in additional to confirmation) of all securities accounts for which you are responsible or have any interest.

3.         In the event that the Compliance Officer and Managing Partner determine that a material violation of this Code has occurred, further action and sanctions will be instituted. Disgorgement is recommended by the Task Force. That is, a person should disgorge any profits and assume any losses, even if he/she acted innocently and the action is discovered later.

4.         While there is no prohibition in the Code of Ethics on short‑term trading profits, the Compliance Officer will monitor reports and address any abuses of short‑term trading profits on a case‑by‑case basis. To avoid any doubt, you are advised to avoid the purchase and sale or the sale and purchase, within 60 calendar days, of the same (or equivalent) Securities of which you have ownership. If an abuse is discovered, you will be required to disgorge any profits realized on personal trades executed within the above prescribed period.

5.         The Compliance Officer will maintain these confirmations, Employee Transaction Pre‑Approval Forms, and quarterly reports in an orderly manner for inspection by any appropriate per.

EMPLOYEE TRANSACTION APPROVAL FORM

Employee Name:

Date:                                                                            Time:

EQUITY SECURITY INFORMATION:

Name of Equity Security:

Ticker Symbol:

Type of Transaction: (circle one)                          PURCHASE                           SELL

APPROVAL REQUIRED:

VALID FOR 24 HOURS AFTER OBTAINING APPROVAL

Please get approvals in the following order BEFORE placing your transaction.

I.          Compliance: Axys shows no activity within the 7‑day time limit for the above referenced equity security.

Initials                                            Date

2.         Portfolio Manager: No near term (7‑day) activity is planned for the above referenced equity security.

Initials                                            Date

3.         Trading: The above referenced equity security does not appear on our daily pending sheet, nor has had any activity today.

Initials                                            Date

4.          Compliance: Form is complete with approvals and ready for filing.

While there is no prohibition in the Code of Ethics on short‑term trading profits, the Compliance Officer will monitor reports and address any abuses of short‑term trading on a case by case basis. To avoid any doubt, you are advised to avoid the purchase and sale, or the sale and purchase, within 60 calendar days, of the same (or equivalent) securities of which you have ownership. If an abuse is discovered, you will be required to disgorge any profits realized on personal trades executed within the above prescribed period.

Initial Public Offerings

The purchase of Equity Securities in initial public offerings (IPOs) by Advisory personnel can create an appearance that such personnel have taken inappropriate advantage of their positions for personal benefit. Accordingly, such an Advisory Person may not acquire Beneficial Ownership of any equity securities in an IPO. Further, Advisory personnel are prohibited to use the facilities of the Adviser to secure an IPO equity purchase, directly or indirectly, for any non‑advisory client, or to directly or indirectly, (that is, in circumvention of the Adviser's procedures for allocation of IPO equity purchases among Advisory Clients) secure an IPO equity issue for any Advisory Client.

If you are an employee, manager, director, officer or partner of JMIC, NASD rules prohibit you from purchasing any securities in a Hot IPO. Hot IPOs are securities of a public offering that trade at a premium in the secondary market whenever such secondary market begins.

Fraudulent Practices

If you purchase or sell, directly or indirectly, a security which is held or to be acquired by an Advisory Client, you may not:

1.         employ any device, scheme or artifice to defraud such Advisory Clients;

2.         make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

3.         engage in any act, practice or course of business which would operate as a fraud or deceit upon such Advisory Client; or

4.         engage in any manipulative practice with respect to such Advisory Client.

Trading While in‑ Possession of Material Non‑Public ("Inside) Information

You should read, understand and comply with the Insider Information Policy and Procedure which is distributed to you annually by your Compliance Officer. It bears emphasis that your knowledge of pending client transaction in a security may be material non‑public information and that personal trading in such security by you or others in possession of that information not only would violate this Code, but also could subject the trader to criminal penalties under securities laws. Accordingly, you may not reveal, except in the normal course of your duties, any information regarding securities transactions being considered, recommended or executed on behalf of Advisory Clients.

Gifts

You must obtain prior approval from you Compliance Officer for any investment opportunity, gift, gratuity or other thing of more than de minimis value that was either received from or given to a any person or entity that does business, or desires to do business with the Adviser directly or on behalf of an Advisory Client. Reporting is done quarterly on Exhibit D.

Purchase of Securities From or Sale of Securities to Advisory Clients

You are prohibited, directly or indirectly, from purchasing any securities from or selling any security to an Advisory Client. Such a transaction would pose a direct conflict with the Adviser's fiduciary duty to the Advisory Client, and would violate applicable securities laws.

Outside Business Activities Including Service as a Director of a Publicly Traded Entity

Any new outside business activities, including service as a partner, officer, director, owner or trust, must receive approval of your Compliance Officer by completing the form attached as Exhibit D. Service as a partner, officer, director, owner or trustee of a non‑profit organization as a volunteer and without compensation, for example, on the board of a school, hospital or social organization, does not require approval if there are not points of conflict.

If you are an Advisory Person, you are prohibited from serving on the board of directors or other governing board of a publicly traded entity, except with prior written authorization from your Compliance Officer. In considering such authorization, the Compliance Officer will consult with the Compliance Partner concerning the imposition of appropriate procedures to prevent the misuse of material non‑public information which may be acquired through board service, and other procedures or investment restrictions which may be required to prevent actual or potential conflicts of interest.